EXHIBIT 99.1

Contacts:

MEDIA RELATIONS	INVESTOR RELATIONS

Jon Siegal	John McManus

Ronald Trahan Associates (RTA) Inc.	NeoTherapeutics, Inc.

(508) 647-9782, ext. 15	(949) 788-6700, ext. 247

NeoTherapeutics announces Nasdaq compliance date

         IRVINE, Calif., June 17, 2002 — NeoTherapeutics, Inc. (NASDAQ: NEOT) announced today that Nasdaq has notified the Company that it is not in compliance with Nasdaq’s minimum bid price per share ($1.00) requirements for continued listing on the Nasdaq National Market.

         The Company has until September 10, 2002 to regain compliance with Nasdaq’s minimum bid requirement. Under Nasdaq rules, NeoTherapeutics may demonstrate compliance by maintaining a $1.00 minimum closing bid price per share for a minimum of 10 consecutive trading days by that date. If the Company is unable to demonstrate compliance by that date, the Company may appeal a determination that it be delisted from the Nasdaq National Market, or it may decide to file an application to be transferred to the Nasdaq Small Cap Market prior to September 10, 2002. If such an application were filed and accepted, the Company would have another 90 days, or until December 9, 2002 to comply with the minimum bid requirement. In addition to the minimum bid requirement, the Company must maintain compliance with certain other quantitative standards for continued listing. The Company is currently not in compliance with some of these standards.

         NeoTherapeutics seeks to create value for stockholders through the in-licensing and commercialization of anti-cancer drugs, the discovery and licensing out of central nervous system (CNS) drugs, and the licensing out of new drug targets discovered through genomics research. The Company’s lead oncology drug, satraplatin, is being prepared for a phase 3 study in prostate cancer. Phase 2 studies of Neotrofin™ in Parkinson’s disease, spinal cord injury and chemotherapy-induced neuropathy are ongoing. Additional anti-cancer drugs are in phase 1 and 2 human clinical trials, and the Company has a rich pipeline of pre-clinical neurological drug candidates. For additional information visit the Company’s web site at www.neot.com.

This press release may contain forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.